                                                                 Exhibit (8)(e)

                   Amendment to Fund Participation Agreement

       Reference is made to the Fund Participation Agreement dated as of December 31, 2007, among Pruco Life Insurance Company ("Company"), JPMorgan Insurance Trust ("Trust"), J.P. Morgan Investment Management Inc. (the "Adviser"), and JPMorgan Funds Management, Inc. (the "Administrator).

WHEREAS, Company, pursuant to the Fund Participation Agreement, purchases Portfolio shares of the Trust on behalf of its separate accounts to fund certain variable life insurance and/or variable annuity contracts issued by Company ("Contracts"); and

WHEREAS, (i) JPMorgan Investment Advisors Inc. ("JPMIA") was a party to the Agreement and served as an investment adviser to JPMorgan Trust II; and
(ii) effective January 1, 2010, JPMIA transferred its investment advisory business to J.P. Morgan Investment Management, Inc. ("JPMIM") pursuant to an internal reorganization, and in connection therewith JPMIM, JPMIA and JPMorgan Trust II executed an Amendment to Investment Advisory agreement under which JPMIM assumed all of JPMIA's rights and responsibilities as investment adviser to JPMorgan Trust II; and

WHEREAS, Company, Trust, Adviser and Administrator seek to make changes to the Fund Participation Agreement in order to permit the delivery of the Trust's summary prospectuses pursuant to the requirements of Rule 498 ("Rule 498") under the Securities Act of 1933, as amended (the "1933 Act").

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Company, Trust, Adviser and Administrator hereby agree as follows:

   1. Definitions. Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Fund Participation Agreement. For purposes of this Amendment:

a. The term "Portfolio Documents" shall mean those documents prepared by the Trust that, pursuant to Rule 498(e)(l), must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Portfolio Documents include each Portfolio's current Summary Prospectus, Statutory Prospectus, Statement of Additional Information, and most recent annual and semi-annual reports to shareholders under Rule 30e-l of the Investment Company Act of 1940 (the "1940 Act").

b. The term "Portfolio Documents Web Site" shall mean the Web site maintained by the Trust or its agent where Contract Owners and prospective Contract Owners may access the Portfolio Documents in compliance with Rule 498.

c. The term "Statutory Prospectus" shall mean a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

d. The term "Summary Prospectus" shall have the same meaning as set forth in Rule 498.

e. The term "Applicable Law" shall mean the Federal Securities Laws as defined in Rule 38a-1(e)(1) under the 1940 Act, any rules promulgated under such Federal Securities Laws, and any applicable guidance received from the Securities and Exchange Commission ("SEC") or from the staff of the SEC (the "SEC Staff') thereunder. As used herein, the phrase "any applicable guidance received from the SEC or from the SEC Staff thereunder" shall refer only to published no-action relief, interpretative guidance, exemptive orders or final rulemaking guidance, but shall specifically exclude oral statements, speeches or informal guidance that may be provided by the SEC or the SEC Staff from time to time. The term "Applicable Law" also includes any state laws, rules and regulations that may apply to this Amendment.

2. Amendment Provisions

The following provisions are added as Article 13, Use of Summary Prospectuses, to the Fund Participation Agreement:

          a. Obligations of the Trust. The Trust agrees to the following provisions as of the date hereof and for as long as the Amendment is in effect and valid:

              i. The Trust shall comply with the requirements of Rule 498 and Applicable Law in connection with the offer and sale of Portfolio Shares as specified in this Amendment.

              ii. Any Summary Prospectuses provided by the Trust to the Company and the hosting of such Summary Prospectuses will comply in all material respects with all applicable requirements of Rule 498 and Applicable Law.

              iii. The Trust shall specify, in the legend on the cover page or at the beginning of a Portfolio's Summary Prospectus, as required by Rule 498(b)(l)(v), the specific Web site address for the Portfolio Documents Web Site and toll free number and e-mail address provided by the Trust.

              iv. If the Company elects to utilize a Summary Prospectus made available by the Trust, the Trust will provide Company copies of the Summary Prospectuses and any supplements thereto in the same manner as described in the Fund Participation Agreement for the Statutory Prospectuses. Prospectus as used in the Fund Participation Agreement will include both the Summary Prospectuses and Statutory Prospectuses, as the context requires.

              v. If at any point the Trust determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Trust must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. The Trust shall continue to maintain the Portfolio Documents Web Site for a minimum of 180 days.

              vi. If at any point the Trust determines that a Portfolio will be liquidated or merged with another variable insurance products fund, the Trust must either provide the Company with at least sixty (60) days advance written notice or must provide prompt notice once the information about the liquidation or merger is made public if that period is less than sixty (60) days so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. The Trust shall continue to maintain the Portfolio Documents Web Site for a minimum of 180 days.

              vii. The Trust will provide that the current versions of the Portfolio Documents remain continuously available from the time the Summary Prospectus is sent or given until at least 90 days after the last date that the Portfolio has reason to believe that the Company delivered a security or communications in reliance upon Rule 498(e)(l).

              viii. Any non-public personal information or personally identifiable financial information about any Contract Owner or prospective Contract Owner, obtained in connection with fulfillment of Summary Prospectuses or Statutory Prospectuses will be used by the Trust solely for the purpose of responding to fulfillment requests.

              ix. The Trust shall be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Portfolio Documents made directly to the Trust.

   b. Obligations of the Company. The Company agrees to the following provisions as of the date hereof and for as long as the Amendment is in effect and valid:

              i. The Company shall comply with the requirements of Rule 498 and Applicable Law in connection with the delivery of the Summary Prospectuses for the Portfolios.

              ii. Company shall deliver (or arrange for delivery of) a Summary Prospectus for each Portfolio that a prospective Contract Owner identifies on his or her application as an intended investment option under a Contract or to which a Contract Owner currently allocates premium payments or transfers Contract value. To the extent such Summary Prospectus is made available by the Trust, the Company, in its sole discretion, reserves the right to deliver to Contract Owners a Summary Prospectus for each Portfolio that has served as an investment option under a Contract issued by the Company. In addition, the Company, in its sole discretion, reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times required by applicable provisions of the 1933 Act and 1940 Act, the rules or regulations thereunder, and any applicable guidance received from the SEC or from the SEC Staff thereunder.

              iii. To the extent that a Summary Prospectus is made available by the Trust, the Company shall provide Trust at least 30 days prior notice of its desire to generally use Summary Prospectuses instead of Statutory Prospectuses for prospectus delivery, provided, however, that nothing herein shall prevent the Company from delivering a Statutory Prospectus in place of a Summary Prospectus in a particular instance.

              iv. The Company shall deliver all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(t)(2) and Applicable Law.

              v. The Company may, in its sole discretion, bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary Prospectuses and Statutory Prospectuses for other investment options under the Contract and the Contract Prospectus(es) as long as such binding is done in compliance with Rule 498(c)(2) and Applicable Law.

              vi. The Company shall be permitted, but not required, in its sole discretion, to post copies of Portfolio Documents on the Company's Web site. The Trust hereby grants to the Company a non-exclusive, worldwide, royalty-free, perpetual license to create a hyperlink from the Company's Web site to the Portfolio Documents Web Site. The Trust may, in its sole and absolute discretion, revoke such license at any time. Notwithstanding the foregoing, the Trust shall be and remain solely responsible for ensuring that the Portfolio Documents, including the Summary Prospectuses for the Portfolios, comply with Rule 498 and any applicable guidance received from the SEC or from the SEC Staff thereunder.

              vii. The Company may not alter any Portfolio Documents without the prior written consent of the Trust.

              viii. The Company shall respond to requests for additional Portfolio Documents made by Contractwners directly to the Company with documents provided by the Trust within three Business Days of the request.

    3. Current Article 13 of the Fund Participation Agreement is renumbered as
       Article 14.

    4. JPMIA is hereby removed as a party to the Agreement, effective January 1, 2010;

       This Amendment may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This Amendment will terminate automatically upon termination of the Fund Participation Agreement.

To the extent the terms of the Amendment conflict with the terms of the Fund Participation Agreement, the terms of the Amendment shall control. All other terms and provisions of the Fund Participation Agreement not amended here in shall remain in full force and effect.

                                           PRUCO LIFE INSURANCE COMPANY

                                           By:         /s/ David Sutcliffe
                                                       ------------------------
                                           Name:       David Sutcliffe
                                                       ------------------------
                                           Title:      Vice President
                                                       ------------------------

                                           JPMORGAN INSURANCE TRUST

                                           By:         /s/ Jeffrey D. House
                                                       ------------------------
                                           Name:       Jeffrey D. House
                                                       ------------------------
                                                       Assistant Treasurer
                                                       ------------------------

                                           JPMORGAN INVESTMENT MANAGEMENT INC.

                                           By:         /s/ Gary J. Madich
                                                       ------------------------
                                           Name:       Gary J. Madich
                                                       ------------------------
                                           Title:      Managing Director
                                                       ------------------------

                                           JPMORGAN FUNDS MANAGEMENT, INC.

                                           By:         /s/ Robert L. Young
                                                       ------------------------
                                           Name:       Robert L. Young
                                                       ------------------------
                                           Title:      Vice President
                                                       ------------------------